UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2022

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 N. Broadway Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 234-9000

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 12, 2022, the Board of Directors (the “Board”) of Continental Resources, Inc. (the “Company”) approved the appointment of Robert D. (“Doug”) Lawler to serve as the Company’s Chief Operating Officer (“COO”) and Executive Vice President, effective February 1, 2022. On the same date, the Board approved the appointment of Shelly Lambertz as the Company’s Executive Vice President, Chief Culture and Administrative Officer and the promotion of John Hart to Executive Vice President, both effective January 12, 2022. As a result of the promotion, Mr. Hart’s full title will be Chief Financial Officer and Executive Vice President of Strategic Planning.

Also on January 12, 2022, Mr. Stark advised the Company of his intention to retire by late spring 2022. Upon Mr. Lawler’s arrival as COO on February 1, 2022, Mr. Stark will continue to serve as the Company’s President until his retirement. Effective with Mr. Stark’s retirement, Mr. Berry, the Company’s Chief Executive Officer will serve as President and CEO.

Mr. Lawler, 55, served most recently as the President and Chief Executive Officer of Chesapeake Energy Corporation from June 2013 to April 2021. Chesapeake voluntarily filed for Chapter 11 bankruptcy protection in June of 2020 and emerged from bankruptcy in February of 2021. Mr. Lawler has served as a director of Pilot Travel Centers LLC (dba Pilot/Flying J) since 2016. Mr. Lawler holds a degree in petroleum engineering from the Colorado School of Mines and an M.B.A. from Rice University. There is no arrangement or understanding between Mr. Lawler and any other person(s) pursuant to which he was selected to be Chief Operating Officer and Executive Vice President of the Company, and Mr. Lawler does not have any family relationships with any of the Company’s executive officers or directors.

Ms. Lambertz, 55, has been a director of the Company since May 2018. She also served as Chief Culture Officer and Senior Vice President, Human Resources, from February 2020 to January 2022. Prior to this, she served as the Company’s Vice President, Human Resources from October 2018 to February 2020. Before joining the Company as an employee, she served as the Chief Operating Officer at Hamm Capital, a family investment and advisory firm based in Oklahoma City, from August 2011 to October 2018. Ms. Lambertz holds a bachelor’s degree in business administration from Oklahoma State University. Ms. Lambertz is the daughter of the Company’s Chairman and founder Harold G. Hamm. There is no arrangement or understanding between Ms. Lambertz and any other person(s) pursuant to which she was selected to be an officer of the Company.

Mr. Berry, 69, has served as our Chief Executive Officer since January 1, 2020. Mr. Berry has been a director since May 2014. He served as Lead Director from the 2016 Annual Meeting through the 2017 Annual Meeting. He has served on the boards of directors of Oceaneering International, Inc. since June 2016 and Franks International from January 2015 to May 2020. Mr. Berry holds a bachelor’s and a master’s degree in petroleum engineering from Mississippi State University. There is no arrangement or understanding between Mr. Berry and any other person(s) pursuant to which he was selected to be President of the Company.

In connection with Mr. Lawler’s appointment as Chief Operating Officer and Executive Vice President, the Compensation Committee of the Board (the “Committee”) determined that Mr. Lawler would receive an annual base salary of $650,000. He will be eligible to participate in the Company’s annual and long-term incentive award programs and retirement plans. Mr. Lawler’s annual target bonus will be equal to 100% of his annual base earnings, and he will receive an initial restricted stock award targeting an award value of $9,600,000 (which is three times the annual target equity compensation award he will be eligible to receive in future years). The award will vest 1/3 each year for three years, starting in February 2023. Mr. Lawler will also be eligible for an annual restricted equity award with a target amount equal to $3,200,000 and vesting at the end of the third year after the grant, with the first such vesting expected to occur in 2026.

In connection with Ms. Lambertz’s appointment as Executive Vice President, Chief Culture and Administrative Officer, the Committee determined that Ms. Lambertz would receive the following compensation: (i) annual base pay of $600,000; (ii) an annual cash incentive bonus target of 100% of her annual base pay; and (iii) a target annual stock grant value of $2,100,000. In association with the promotion, Ms. Lambertz will also receive an additional aggregate amount of $1,647,156 added to existing restricted stock awards vesting from 2022 to 2024, with $11,045, $559,722, and $1,076,389 in value being added to the shares vesting in each of February 15, 2022, 2023 and 2024, respectively.

Ms. Lambertz may benefit from certain previously disclosed demand and “piggyback” registration rights existing pursuant to a registration rights agreement entered into in connection with the closing of the Company’s initial public offering in 2007. We also have previously disclosed a dry lease agreement to use an aircraft owned by Berriere Capital LLC, an entity owned by Mr. Berry. The dry lease contains terms customary in the air transport industry and was entered into to facilitate efficient transportation of personnel. This agreement went into effect in February of 2021 and there has been limited activity under this agreement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL RESOURCES, INC.
(Registrant)
Dated: January 18, 2022

	By:	/s/ John D. Hart
John D. Hart
Chief Financial Officer and Executive Vice President of Strategic Planning